Exhibit 10.1

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) effective as of October 1, 2021 (the “Effective Date”), by and between Esports Technologies, Inc., a Nevada corporation, having its principal office at 197 E. California Ave., Ste. 302, Las Vegas, Nevada 89104 (“Employer” or the “Company”), and Aaron Speach, residing at 73 The Strand, Unit 16, Slima, Malta SLM 1022 (“Employee”) and supersedes and replaces that certain Employment Agreement between the parties dated October 1, 2020 (“Original Agreement”).

W I T N E S S E T H

WHEREAS, Employer is a publicly traded company currently listed on the NASDAQ and in the business of providing advanced product, platform and marketing solutions directly to service the esports wagering industry; and

WHEREAS, the parties hereto entered into the Original Agreement in October 1, 2020 thereby forming the initial employment terms and conditions between the parties; and

WHEREAS, Employer desires to continue employ Employee, and Employee desires to be employed by Employer, to perform the services set forth herein and under the amended terms and conditions as are included hereunder.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Parties hereby agree as follows:

1.       EMPLOYMENT.

A.       Employer hereby employs Employee, and Employee accepts this employment with Employer, pursuant to the terms and conditions of this Agreement.

2.       POSITION AND TITLE; DUTIES.

A.       During the Term (as hereinafter defined), Employee shall have the position and title of Chief Executive Officer, reporting directly to the Company’s Board of Directors as required. During the period of employment, the Employee shall hold a position of responsibility and importance, with the functions, duties and responsibilities attached thereto, at least equal to in responsibility and importance and in scope to and commensurate with his position described in general terms in this Section. In such capacity, Employee shall perform the following duties, during the Term and on a full-time priority basis:

(i)      Shall render such services to the Company as are customarily rendered by the Chief Executive Officer of comparable companies and as required by the articles and by-laws of Employer. Employee accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee, shall perform and discharge the duties commensurate with Employee’s position that may be assigned to Employee from time to time by the Company.

(ii)    Shall serve as the Company’s Chief Executive Officer and shall have the duties, responsibilities, and authority customary for such a position in an organization of the size and nature of the Company, subject to the Company’s Board of Directors or its designee (collectively, the “Board”) ability to expand, change or limit such duties, responsibilities, and authority in their sole discretion.

(iii)   Shall report directly to the Board, and Employee shall devote Employee’s best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries, whether currently existing or hereafter acquired or formed and including any predecessor of any such entity. Employee shall perform Employee’s duties and responsibilities to the best of Employee’s abilities in a diligent, trustworthy, businesslike, and efficient manner.

(iv)    Maintains knowledge of significant developments and industry trends in the esports wagering industry.

1

(v)      Participate as a lead member of the Company’s senior management team in new product development and implementation strategies.

(vi)    Works with the staff, Vice President/President, and the Audit Committee to prepare an operating budget for approval by the Board and ensure that the Company operates within established budget guidelines.

(vii)   Works with the Vice President/President to conduct official business for the Company.

(viii)  Maintain official records to ensure compliance with the Company’s by-laws and federal, state and local regulations. Maintains a healthy work environment to attract, retain and motivate a staff of top-quality employees and works with each individual to ensure the total functioning of the organization.

(ix)    Manages the development of a positive image and consistent message for the esports wagering industry and relays that to the Company, the general public, and local, state, and federal public officials by means including but not limited to articles on the Company’s Website, industry publications, newspapers, interviews, speaking engagements, emails, phone, and personal visitations.

(x)      Establish credibility throughout the organization and set the example as a proactive senior manager who earns respect by demonstrating a sound understanding of the business goals and objectives.

B.       Employee shall notify Employer in writing promptly, but in no event later than five (5) days, after Employee has received notice of any of the following:

(i)      Employee becomes the subject of a disciplinary proceeding or action, or the subject of any investigation, sanction, penalty, judgment, action, verdict or similar action by any federal, state or private peer review organization or agency, or the subject of an audit or similar proceeding by any government organization; or

(ii)    any event occurs that substantially interrupts all or a portion of Employee’s ability to perform hereunder or that materially adversely affects Employee’s ability to perform Employee’s duties under this Agreement.

C.       Employee shall devote full-time, exclusive efforts to Employer, thereby providing sufficient time, attention, knowledge, skill and energy to the business and affairs of the Employer throughout the Term and as necessary to fulfill Employee’s obligations hereunder, and shall use Employee’s best efforts and abilities to promote the Employer’s interests and as necessary to fulfill Employee’s obligations hereunder.

3.       AUTHORITY

The Employee has full authority to bind the Company in any manner as may be required of an Officer of a corporation.

4.       INDEMNIFICATION

A.       The Company hereby agrees to indemnify the Employee to the fullest extent authorized by the Laws of the State of Nevada, the Company’s Articles of Incorporation, By-Laws, any other agreement, or vote of stockholders or directors.

B.       The Employee hereby agrees to indemnify, defend and hold the Company harmless from and against any and all claims, actions, damages, demands, liabilities, costs and expenses, including reasonable attorney's fees and expenses, resulting from Employee’s acts of fraud, intentional misrepresentation, deceit, or gross negligence.

2

5.       COMPENSATION.

A.       Employee is deemed to be an employee of Employer for all purposes as provided by law, including for purposes of federal law and for purposes of state law related to taxes unemployment compensation, salary, benefits, and workers' compensation. As compensation for services rendered by Employee while employed hereunder, Employer will pay Employee the compensation set forth below:

(i)      During the First year of the Term, the Employer shall pay Employee the base salary of Three Hundred and Fifteen Thousand Dollars ($315,000) per annum as compensation (the “Salary”), to be paid in regular payments, in accordance with Employer’s salary payment procedures as in effect from time to time. This salary has been approved by the Compensation Committee of the Board of Directors of Company (“Committee”) and shall be reviewed from time to time during the Term of this Agreement by the Committee and materially shall be reviewed for increase as stated hereunder. The Salary shall be subject to withholding and deductions for all applicable taxes. In addition, Employer shall provide Employee a bonus package of compensation during the initial Term as follows:

(a)	Eligibility for an increase in Salary such that the Salary may be increased by 10% to an annualized Salary of Three Hundred and Fifty Thousand Dollar ($350,000) paid retroactively as of the Effective Date but not confirmed unless (a) the closing and consummation of that share purchase transaction by and between Company and Aspire Global plc occurs and Employee remains employed at such time and (b) subject to Committee review and approval thereon.

(b)	An individual performance target bonus equal to a maximum of seventy-five percent (75%) of the total cash value of Salary paid to Employee (“Target Bonus”) and determined solely at the election of the Compensation Committee as (or the Company’s Board of Directors if no Compensation Committee exists) and as calculated by such determining body and the key performance indicators set forth by same on or before 90 days after the end of the Company’s fiscal year for each year Employee remains employed hereunder.

(c) For so long as Employee remains employed hereunder he shall be eligible to receive an award and issuance of 100,000 shares of common stock of the Company at such time as the Company reaches gross revenues of over $10,000,000 for any trailing 12 month period; and an additional 100,000 shares of common stock of the Company at such time as the Company reaches gross revenues of over $20,000,000 for any trailing 12 month period; and an additional 100,000 shares of common stock of the Company at such time as the Company reaches gross revenues of over $100,000,000 for any trailing 12 month period.

(d) Employee health benefits.

(ii)    Contemporaneous with the execution of this Agreement, Employee will receive a restricted stock unit award (the “RSU Grant”) for 100,000 of the Company’s shares of common stock. The RSU Grant shall vest in four (4) equal annual installments, provided Employee is employed on each such vesting date. The foregoing grant shall be made pursuant to the Company’s 2020 Stock Plan and an RSU Grant Agreement, and shall in all respects be subject to the terms and conditions of such plan and agreement.

(iii)   Should Employee be required, by legitimate business of the Company, to be located outside of the United States for a period of 30 consecutive days or more, Company shall pay Employee a pro-rated monthly travel stipend of Three Thousand Five Hundred Dollars ($3,500) for each month that Employee is so required to live outside of the United States.

Employ understands and agrees that he shall bear the liability of any and all tax consequences arising from this Agreement, including but not limited to any such liability that may arise from the stock issuance(s) and/or the Options or otherwise.

3

6.       PREREQUISITES

During the period of employment, Employee shall be entitled to perquisites, including, without limitation, an appropriate office, and fringe benefits accorded employees of equal rank.

7.       MINIMUM COMPENSATION

Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice or the provision of certain perquisites; provided, however, that it is the intent of the parties that the Employee shall continue to be entitled, during the period of employment, to compensation, benefits and perquisites as set forth above at least equal to those attached to his position on the date of this Agreement. Nothing in this Agreement shall operate or be construed to reduce, or authorize a reduction, without the Employee’s prior written consent, in the level of such compensation, benefits and perquisites.

8.       VACATION TIME.

For the Term, Employee shall be entitled to reasonable vacation time not to exceed four (4) weeks per year. Employee shall be entitled to the amount of PTO for vacation, sick leave as may be made available by Employer to other persons similarly employed by it in positions and with seniority similar to that of Employee. Employee shall also be entitled to 7 days of paid holidays per year as follows: New Year’s Day, Christmas Day, Thanksgiving Holiday (2 days), Labor Day, Independence Day and Memorial Day.

9.       REIMBURSEMENT OF EXPENSES.

Employer shall pay directly, or shall reimburse Employee upon presentation of an itemized accounting for, the following reasonable expenses as reasonably and in good faith approved in advance by Employer in accordance with Employer’s policies and procedures then in effect:

A.       Costs of membership in, and subscription expenses for publications of, generally recognized professional organizations in which Employee is or may become a member, as well as the cost of journals, books, and other educational material reasonably related to the duties performed by Employee hereunder, as reasonably approved by Employer;

B.       Costs of transportation, room, and board and other expenses related to Employee's performance hereunder, as reasonably approved by Employer and including travel arrangements for travel outside the continental United States and as afforded other key Employees of the Company; and

C.       All other reasonable expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement, including expenses for entertainment and similar items.

10.      TERM, RENEWAL, SUSPENSION and TERMINATION.

The term of this Agreement (the “Term”) shall commence on the Effective Date and continue for a period of three (3) years thereafter or until the Company or Employee provides written notice to the other party of termination in accordance with Section 10 hereinbelow.

10.1	Termination at the Company’s Election.

(i)       For Cause. At the election of the Company, Employee’s employment may be terminated at any time for Cause (as defined below) upon written notice to Employee given pursuant to Section of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Employee: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) engages in any inappropriate or improper conduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement. With respect to subsection (E) of this section, to the extent such material breach may be cured, the Company shall provide Employee with written notice of the material breach and Employee shall have twenty (20) days to cure such breach.

4

(ii)      Upon Disability, Death. At the election of the Company, Employee’s employment may be terminated: (A) should Employee have a physical or mental impairment that substantially limits a major life activity and Employee is unable to perform the essential functions of his job with or without reasonable accommodation (“Disability”); (B) upon Employee’s death.

(iii)     Termination at Employee’s Election. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Employee may terminate his employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Employee’s employment immediately and pay Employee thirty (30) days’ Salary in lieu of notice. Upon Employee resignation no further compensation or pay will be due to Employee other than salary due up to the termination date including the notice period above.

10.2	Termination By Company Without Cause. If Employee’s employment with the Company terminates for any reason without cause, the Company will pay or provide to Employee: (i) any unpaid Salary through the date of employment termination plus a termination severance payment as defined in Section 10.2.1 below, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable, and (iii) all other payments or benefits (if any) to which Employee is entitled under the terms of any benefit plan or arrangement.

10.2.1	Severance. Subject to Section 10.2.2 below, if Employee’s employment is terminated prior to the end of the Term, by the Company without Cause, Employee shall be entitled to receive a severance payment equal to 150% of the balance total due of Employee’s Base Salary for the remainder of the Term. [For the avoidance of doubt and as an example only, should Company terminate Employee without cause after two (2) years of service hereunder leaving one (1) year under the Term hereof, then Employee would be due a severance payment equal to $472,500 [one year salary of $315,000 x 150%]. Any severance payment shall be made in a single lump sum within thirty (30) days following such termination, provided the Employee has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company. Such general release shall be delivered on no later than the date of receipt of the severance payment, if any.

10.2.2	Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Employee hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Employee’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Employee will not be deemed to have terminated employment until the Employee incurs a “separation from service” within the meaning of Section 409A.

10.3	If Employee’s employment is terminated prior to the end of the Term by the Company without Cause or by Employee for Good Reason, and if Employee is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs pursuant to COBRA, the Company will continue to pay the same portion of Employee’s medical and dental insurance premiums under COBRA as during active employment (for Employee and eligible spouse and dependents) until the earlier of: (1) one month from Employee’s cessation from employment; or (2) the date Employee is eligible for medical and/or dental insurance benefits from another employer.

11.      RESTRICTIVE COVENANTS.

A.       Employee shall keep and maintain confidential at all times, during the Term and thereafter, all trade secrets or confidential or proprietary information of Employer, including but not limited to lists, data, know-how, technology, strategy and the terms and conditions of this Agreement (and all agreements and documents associated herewith) and shall not disclose the same to any third persons or entities whomsoever, except to Employee's legal counsel and accountants, and except as otherwise required by law, and Employee shall not use the same for personal gain.

5

B.       All ideas, inventions, trademarks, proprietary information, know-how, processes and other developments or improvements developed by Employee, alone or with others, during the Term, that are within the scope of the Company’s business operations or that relate to the Company’s work or projects, are the exclusive property of the Company. In that regard, Employee agrees to disclose promptly to the Company any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, that it and/or he may make from the beginning of Employee’s employment until the termination thereof, that relate to the business of the Company, whether such is made solely or jointly with others. Employee may be required to execute a Proprietary Rights and Inventions Agreement with the Company.

C.       For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such business are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

(i)      make and manage personal business investments of Employee’s choice without consulting the Company; and

(ii)    serve in any capacity with any non-profit civic, educational or charitable organization.

D.       Employer and Employee hereby acknowledge and agree that restrictions contained in this Section are under all of the circumstances reasonable and necessary for the protection of Employer and its business.

E.       The provisions of this Section, as well as all remedial provisions contained in this Agreement and related thereto, shall expressly survive the termination of this Agreement.

12.      DISABILITY

A.       If the Employee is unable to perform the Employee’s services by reason of illness or incapacity, the Employee’s regular compensation shall be continued for a period of four (4) months following the week in which such illness or incapacity commences, at the end of which time no further compensation shall be due and payable to the Employee until the Employee shall return and resume the Employee’s duties. In the event the Employee is eligible to receive payments on account of the fringe benefit program covering disability provided by the Company, then the Employee’s base salary, as defined as above, will be reduced to the extent of such entitlement and receipt.

B.       If, because of illness, physical or mental disability or other incapacity, Employee shall fail, for a period of 120 work days during the Term hereof, to render the services provided for by this Agreement, or if Employee contracts an illness or injury which will permanently prevent performance by him of the services and duties provided for by this Agreement, this Agreement may be terminated by Employer upon notice to the Employee effective 30 days after the giving of such notice.

13.      NON-INTERFERENCE WITH EMPLOYEES

A.       Employee covenants with the Company that employees of or consultants to the Company and employees of and consultants to firms, corporations or entities affiliated with the Company have, of necessity, been exposed to and have acquired certain knowledge, understandings, and know-how concerning the Company’s business operations which is confidential information and proprietary to the Company.

6

B.       In order to protect the Company’s confidential information and to promote and insure the continuity of the Company’s contractual relations with its employees and consultants, Employee covenants and agrees that for so long as Employee holds any position or affiliation with the Company, including service to the Company as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date Employee ceases to hold any such position or status with the Company or otherwise becomes disaffiliated with the Company, he will not directly or indirectly, or permit or encourage other to directly or indirectly (i) interfere in any manner whatsoever with the Company’s contractual or other relations with any or all of its employees or consultants, or (ii) induce or attempt to induce any employee or consultant to the Company to cease performing services for or on behalf of the Company, or (iii) solicit, offer to retain, or retain, or in any other manner engage or employ the services of, any person or entity who or which is retained or engaged by the Company, or any firm, corporation or entity affiliated with the Company, as an employee, consultant or agent.

C.       In the Event any court of competent jurisdiction determines or holds that all or any portion of the covenants contained in this Section are unlawful, invalid, or unenforceable for any reasons, then the parties hereto agree to modify the provisions of this Section if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

14.      CLIENTS AND CUSTOMERS

A.       Employee covenants with the Company that the clients and customers of the Company, both actual and contemplated, constitute actual and prospective business relationships which are proprietary to the Company and comprise, in part, the Company’s confidential information and trade secrets.

B.       In order to protect the Company’s proprietary rights and to promote and ensure the continuity of the Company’s contractual relations with its customers and clients, Employee covenants and agrees that, and for so long as Employee holds any position or affiliation with the Company, including service to the Company as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date Employee ceases to hold any such position or status with the Company or otherwise becomes disaffiliated with the Company, he will not directly or indirectly, or permit or encourage others to directly or indirectly (i) interfere in any manner whatsoever with the Company’s contractual relations with any clients or customers, or (ii) induce or attempt to induce any client or customer of the Company to cease doing business with the Company.

C.       In the event any court of competent jurisdiction determines or holds that all or any portions of the covenants contained in this Section are unlawful, invalid or unenforceable for any reason, then the parties hereto agree to modify the provisions of this Section if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

15.      MISCELLANEOUS.

A.       Any notice, consent, or other communication which either party hereto is required or permitted to give to the other party shall be deemed duly given if in writing and if delivered personally, sent by registered or certified mail, return receipt requested, or by overnight delivery by a nationally recognized courier, to the recipient at Employee’s or its address first stated above or at such other address of which he or it shall have given the other party due notice hereunder. All notices duly given hereunder shall be deemed effective (a) upon delivery if delivered personally, (b) forty-eight (48) hours after posting if mailed, or (c) the next business day if delivered by nationally recognized overnight courier service.

B.       The failure of either party hereto to insist in any one or more instances upon the performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder, or of the future performance of any such term or condition.

C.       Employee acknowledges that all files, records, lists, books, records, literature, products, computer hardware and software, cellular telephone and other materials owned by Employer or used by it in connection with the conduct of its business shall at all times remain the property of Employer as appropriate, and that upon termination of this Agreement, irrespective of the time manner, or cause of such termination, Employee will surrender to Employer as appropriate, all such files, records, lists, books, records, and other items of value, including but not limited to computer hardware and software, cellular telephone, etc.; provided, however, that upon Employee's termination of employment, he shall, at Employee’s own expense, be entitled to copy the records of any legal matter of the Company. The provisions of this Section shall expressly survive the termination of this Agreement.

7

D.       This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs, and legatees of the respective parties hereto. Employee acknowledges that this is an agreement to retain Employee’s personal services and, as such, Employee may not assign Employee’s rights under this Agreement. The parties hereby agree that Employer may, with the consent of Employee and upon assignment terms as may be required by Employer, assign this Agreement in whole or in part to any affiliate of Employer or any party that acquires all or substantially all of the assets of Employer.

E.       No modification or amendment of this Agreement shall be binding unless in writing and signed by the parties hereto. Any and all disputes arising out of, under, in connection with, or in relation to this Agreement shall be settled by arbitration in Nevada, which shall be the exclusive venue and forum for any legal case that may be filed based upon the rights and obligations arising from Agreement. The Parties agree to pay the reasonable attorney’s fees and costs of whichever Party prevails in an action against the other to enforce its rights under this Agreement, and obtains the order of a Nevada Court enforcing any of the terms of this Agreement, or awarding damages above a de minimis level, including pre and post judgment interest, and costs and attorney’s fees prior to trial or on appeal.

F.       This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, excluding its choice of laws provisions.

G.       Neither party shall be liable or be deemed in default of this Agreement for any delay or failure to perform caused by Acts of God, war, disasters, strikes, or any similar cause beyond the control of either party.

H.       The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

I.       This Agreement supersedes all previous contracts, whether written or oral, and constitutes the entire agreement between the parties including any email or written offer or related items document and related emails issued by the parties, and including but not limited the Original Agreement. Employee specifically acknowledges that in entering into and executing this Agreement, Employee relies solely upon the representations and agreements contained in this Agreement and no others.

J.       Employer and Employee are the mutual drafters of this Agreement, and hereby agree and acknowledge that this Agreement is legally binding and may affect such party’s rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

[Signature page follows]

8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on November __, 2021.

EMPLOYER: Esports Technologies, Inc. By: /s/ Bart Barden Name: Bart Barden Title: COO EMPLOYEE: By: /s/ Aaron Speach Aaron Speach

9

EXHIBIT A

10